Exhibit 99.1

Bed Bath & Beyond Inc. Files Voluntary Chapter 11 Petitions

Bed Bath & Beyond and buybuy BABY Stores and Websites are Open and Serving Customers as Wind

Down Commences

$240 Million Debtor-in-Possession Financing Secured to Support Ongoing Operations and Chapter 11

Process

UNION, N.J., April 23, 2023 — Bed Bath & Beyond Inc. (Nasdaq: BBBY) today announced that it and certain of its subsidiaries (collectively, “the Company”) filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in the United States Bankruptcy Court for the District of New Jersey (the “Court”) to implement an orderly wind down of its businesses while conducting a limited marketing process to solicit interest in one or more sales of some or all of its assets.

To facilitate this process, the Company has received a commitment of approximately $240 million in debtor-in-possession financing (“DIP”) from Sixth Street Specialty Lending, Inc. Following court approval, the Company expects this financing to provide the necessary liquidity to support operations during the Chapter 11 process.

The Company’s 360 Bed Bath & Beyond and 120 buybuy BABY stores and websites will remain open and continue serving customers as the Company begins its efforts to effectuate the closure of its retail locations. Through the filing of customary motions with the Court, the Company intends to uphold its commitments to customers, employees, and partners, including continued payment of employee wages and benefits, maintaining customer programs, and honoring obligations to critical vendors.

Sue Gove, President & CEO of Bed Bath & Beyond Inc. said, “Millions of customers have trusted us through the most important milestones in their lives – from going to college to getting married, settling into a new home to having a baby. Our teams have worked with incredible purpose to support and strengthen our beloved banners, Bed Bath & Beyond and buybuy BABY. We deeply appreciate our associates, customers, partners, and the communities we serve, and we remain steadfastly determined to serve them throughout this process. We will continue working diligently to maximize value for the benefit of all stakeholders.”

For decades, Bed Bath & Beyond set the standard across the home goods sector and held its position through many different economic cycles and alongside a continuously evolving customer. In late 2022, the Company initiated a significant turnaround plan to reset foundational elements of its operational and financial positioning to better serve customers, employees, and supplier partners. Actions have been underway to improve merchandise assortment, streamline supply chain, and optimize its store footprint.

While the Company has commenced a liquidation sale, Bed Bath & Beyond Inc. intends to use the Chapter 11 proceedings to conduct a limited sale and marketing process for some or all of its assets. The Company has filed motions with the Court seeking authority to market Bed Bath & Beyond and buybuy BABY as part of an auction pursuant to section 363 of the Bankruptcy Code. Alongside these efforts, the Company is also strategically managing inventory to preserve value. In the event of a successful sale, the Company will pivot away from any store closings needed to implement a transaction. The Company believes this dual-path process will best maximize value.

Additional information is available at https://restructuring.ra.kroll.com/bbby. Stakeholders with questions can contact the Company’s Claims Agent, Kroll LLC, at BBBYInfo@ra.kroll.com, (833) 570-5355, or (646) 440-4806 if calling from outside the U.S. or Canada.

Kirkland & Ellis LLP and Cole Schotz P.C. are serving as legal counsel, Lazard Frères & Co. LLC is serving as investment banker, and AlixPartners LLP is serving as financial advisor. Bed Bath & Beyond Inc. has retained Hilco Merchant Resources LLC to assist with inventory sales.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise primarily in the Home and Baby markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “our vision,” “plan,” “potential,” “preliminary,” “predict,” “should,” “will,” or “would” or the negative thereof or other variations thereof or comparable terminology. These forward-looking statements are subject to a number of factors and uncertainties that could cause the Company’s actual results to differ materially from those expressed in or contemplated by the forward-looking statements. Such factors include, but are not limited to: risks attendant to the bankruptcy process, including the Company’s ability to obtain court approval from the Court with respect to motions or other requests made to the Court throughout the course of Chapter 11, including with respect the DIP; the effects of Chapter 11, including increased legal and other professional costs necessary to execute the Company’s wind down, on the Company’s liquidity (including the availability of operating capital during the pendency of Chapter 11); the effects of Chapter 11 on the interests of various constituents and financial stakeholders; the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of Chapter 11; objections to the Company’s wind down process, the DIP, or other pleadings filed that could protract Chapter 11; risks associated with third-party motions in Chapter 11; Court rulings in the Chapter 11 and the outcome of Chapter 11 in general; the Company’s ability to comply with the restrictions imposed by the terms and conditions of the DIP and other financing arrangements; employee attrition and the Company’s ability to retain senior management and other key personnel due to the distractions and uncertainties; the impact and timing of any cost-savings measures and related local law requirements in various jurisdictions; the impact of litigation and regulatory proceedings; and other factors discussed in the Company’s Annual Report on Form10-K and subsequent quarterly reports on Form10-Q filed with the

SEC. These risks and uncertainties may cause the Company’s actual results, performance, liquidity or achievements to differ materially from any future results, performance, liquidity or achievements expressed or implied by these forward-looking statements. For a further list and description of such risks and uncertainties, please refer to the Company’s filings with the SEC that are available at www.sec.gov. The Company cautions you that the list of important factors included in the Company’s SEC filings may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. The Company undertakes no obligation to publicly update or revise any forward-looking statement, including the Projections, as a result of new information, future events or otherwise, except as otherwise required by law.

CONTACTS:

INVESTORS: Susie A. Kim, IR@bedbath.com

MEDIA: Julie Strider, Media@bedbath.com